Exhibit 21

Subsidiaries of G-III

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
G-III Leather Fashions, Inc.	New York
AM Retail Group, Inc.	Delaware
G-III Apparel Canada ULC	British Columbia, Canada
G-III Hong Kong Limited	Hong Kong
Kostroma Limited	Hong Kong
G-III Asia, Limited	Hong Kong
Hangzhou G-III Apparel Trading Co., Ltd	China
Riviera Sun, Inc.	Delaware
VBQ Acquisition B.V.	Netherlands
G-III Foreign Holdings C.V.	Netherlands
Vilebrequin International SA	Switzerland
GKL Holdings Coöperatief U.A.	Netherlands
GKL Holdings B.V.	Netherlands
T.R.B. International SA	Switzerland
Tropezina S.L.	Spain
Vilebrequin France SAS	France
TRB (Singapore) S.E. Asia PTE Ltd.	Singapore
Lobst SAS	France
TRB Belgique SPRL	Belgium
Riley SA	Switzerland
Sole SRL	Italy
La Plage Ltd.	United Kingdom
T.R.B. Hong Kong Ltd.	Hong Kong
TRB Macao Ltd.	Macao
Riley & Cie S.C.S.	Monaco
TRB Portugal, Comercio de Vestuario Unipessoal LDA	Portugal
TRB International SA, succursale Saint Bathelemy	France
Naiman GmbH	Switzerland
Vilebrequin Sint Maarten	St. Maarten
Vilebrequin Deutschland GmbH	Germany

Donna Karan International Inc.

Gabrielle Studio, Inc.

The Donna Karan Company LLC

The Donna Karan Company Store LLC

Donna Karan Studio LLC

Donna Karan International (Canada) Inc.

Donna Karan (H.K.) Ltd

Donna Karan (Italy) S.r.l

Donna Karan Service Company B.V.

Donna Karan Company Store Ireland Limited

Donna Karan Company Stores UK Holding Ltd.

The Donna Karan Company Store Limited

Donna Karan Company Stores UK Retail Ltd.

Donna Karan Management Company UK Ltd.

Delaware New York New York New York New York Canada Hong Kong Italy Holland Ireland United Kingdom United Kingdom United Kingdom United Kingdom
G-III Leather Fashions, Inc.	New York
AM Retail Group, Inc.	Delaware
G-III Apparel Canada ULC	British Columbia, Canada